Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-198812) and Form F-3 (No. 333-260946 and No. 333-251648) of our reports dated March 31, 2022, with respect to the consolidated statements of Affimed N.V. and the effectiveness of internal control over financial reporting.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Mannheim, Germany
March 31, 2022